Filed pursuant to Rule 433
CUSIP: 48245ACB5	Registration No. 333-158277
ISIN: US48245ACB52	(Relating to Prospectus Supplement dated April 2, 2009
and Prospectus dated April 2, 2009)
KFW US MTN
FINAL TERM SHEET
Dated February 4, 2010

Issuer: KfW	Title of Securities: U.S.$50,000,000 1.125% Callable Notes Due
February 24, 2012

Aggregate Principal Amount: U.S.$50,000,000	Interest Rate: 1.125% per annum

Original Issue Date: February 24, 2010	Maturity Date: February 24, 2012

Interest Commencement Date: February 24, 2010	Final Redemption Price: 100%

Payments:
First Interest Payment Date: August 24, 2010
Interest Payment Date(s): Semi-annually in arrears on February 24 and August 24 in each calendar year, from and including August 24, 2010 up to and including February 24, 2012

Redemption:	☑	Yes	☐	No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): August 24, 2010
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%

Repayment:	☐	Yes	☑	No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A

Original Issue Discount Note (“OID”):	☐	Yes	☑	No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction:
30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions)
Other Terms of Notes:  N/A
Price to Public: 100%, plus accrued interest, if any, from February 24, 2010
Dealers: Banc of America Securities LLC
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-800-294-1322.
Prospectus Supplement and Prospectus